As filed with the Securities and Exchange Commission on February 7, 2018

Registration No. 333-205274

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amplify Snack Brands, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-1254894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 West 5th Street, Suite 900 Austin, TX	78701
(Address of principal executive offices)	(ZIP Code)

AMPLIFY SNACK BRANDS, INC. 2015 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

Thomas C. Ennis

President and Chief Executive Officer

500 West 5th Street, Suite 900

Austin, TX 78701

(Name and address of agent for service)

(512) 600-9893

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Martha E. McGarry

Thomas W. Greenberg

Maxim O. Mayer-Cesiano

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Amplify Snack Brands, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-8 (Registration Number 333-205274) filed by the Company with the U.S. Securities and Exchange Commission on August 4, 2015 (the “Registration Statement”) pertaining to the registration of an aggregate of 13,050,000 shares of Company common stock (the “Shares”) under the Company’s 2015 Stock Option and Incentive Plan.

On December 17, 2017, the Company entered into an Agreement and Plan of Merger with The Hershey Company, a Delaware corporation (“Parent”), and Alphabet Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on January 31, 2018 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As of the Effective Time, any issued and outstanding Shares (other than any (i) Shares held in the treasury of the Company, (ii) Shares owned by Parent or Purchaser or their subsidiaries, (iii) Shares irrevocably accepted for purchase in the tender offer and (iv) Shares held by Company stockholders who properly demanded and perfected appraisal rights under Delaware law) were converted into the right to receive an amount in cash equal to $12.00 per Share, net to the seller in cash, without any interest, but subject to and reduced by any required withholding of taxes.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on February 7, 2018.

AMPLIFY SNACK BRANDS, INC.

/s/ Thomas C. Ennis
By:	Thomas C. Ennis
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.